Exhibit 99.1
KINDER MORGAN REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

Approves Cash Dividend of $0.2825 Per Share ($1.13 Annualized)
Sees Strong Performance Across its Portfolio of Assets

HOUSTON, October 18, 2023 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2825 per share for the third quarter ($1.13 annualized), payable on November 15, 2023, to stockholders of record as of the close of business on October 31, 2023. This dividend is a 2% increase over the third quarter of 2022.

The company is reporting:
•Third quarter earnings per share (EPS) of $0.24 was down slightly and distributable cash flow (DCF) per share of $0.49 was flat to the third quarter of 2022.
•Net income attributable to KMI of $532 million, compared to $576 million in the third quarter of 2022.
•Distributable cash flow (DCF) of $1,094 million, compared to $1,122 million in the third quarter of 2022.
•Adjusted Earnings of $562 million for the quarter, versus $575 million in the third quarter of 2022

KMI ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.1, in line with its year-end goal.

“During the quarter the company experienced the second management succession in its history, but our time-tested strategy remains the same,” said Executive Chairman Richard D. Kinder.

“We return value to shareholders while maintaining a strong balance sheet. We internally fund capital projects that produce returns well in excess of our cost of capital — including high-grade projects that are part of the ongoing energy evolution toward a lower carbon future.

“We pay a healthy and growing dividend with robust coverage. Our current dividend and stock price place the company in the top 5% for yield in the S&P 500. We further returned value to shareholders by continuing the opportunistic repurchasing of our shares, totaling more than 28 million repurchased shares for approximately $472 million so far this year,” Kinder concluded.

“This quarter KMI continued to benefit from strong demand for our natural gas transportation and storage services,” said Chief Executive Officer Kim Dang. “And the future is bright as we expect natural gas demand to grow by more than 20% through 2028, led by liquefied natural gas (LNG) exports, exports to Mexico and power generation. Our network of interconnected assets is ideally located to serve those export markets, and our 700 billion cubic feet (Bcf) of operated natural gas storage capacity and nationwide pipeline network is particularly useful in backstopping intermittent renewable electricity resources.

“Our portfolio of assets performed very well during the quarter, as financial contributions from the Natural Gas Pipeline business segment, the Products Pipelines business segment and our Terminals business segment were all up relative to the third quarter of 2022.

“Our growing project backlog includes capital-efficient expansions of our existing natural gas pipeline and storage systems. We continued working to add approximately 550 million cubic feet per day (MMcf/d) of capacity to the Permian Highway Pipeline (PHP) system. We also continued construction on an expansion project at our Markham Storage facility along the Texas Gulf Coast, where we will be adding more than 6 Bcf of incremental working gas storage capacity,” Dang continued.

“EPS for the quarter was down slightly compared to the third quarter of 2022 due to higher interest expense, while DCF per share was flat to the third quarter of 2022. In addition to higher interest expense, DCF was also impacted by higher sustaining capital expenditures versus the prior year period. Both EPS and DCF per share benefited from share repurchases.

“KMI’s balance sheet is strong, as we ended the third quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.1 times, in line with our budget and well below our long-term target of approximately 4.5 times. This is especially noteworthy given that we executed approximately $470 million in unbudgeted, opportunistic share repurchases year to date,” continued Dang.

“Our project backlog at the end of the third quarter was $3.8 billion, up from $3.7 billion in the second quarter. In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from the CO2 business segment and our gathering and processing projects, where the earnings are more uneven than with our other business segments. To compensate for that we require higher return thresholds for those projects. We expect the remaining $2.7 billion of projects in the backlog to generate an average Project EBITDA multiple of approximately 4.7 times.

“With continued strong emphasis on our base business, we are also devoting roughly 84% of our project backlog to lower-carbon energy investments, versus 80% in the second quarter, including natural gas as a substitute for higher emitting fuels, producer certified natural gas, renewable natural gas (RNG), renewable diesel (RD), and feedstocks associated with RD and sustainable aviation fuel,” said Dang.

For the first nine months of 2023, the company reported net income attributable to KMI of $1,797 million, compared to $1,878 million for the first nine months of 2022; and DCF of $3,544 million, down 6% from $3,753 million for the comparable period in 2022. Net income and DCF were impacted by higher interest expense compared to the first nine months of 2022. DCF was further impacted by higher sustaining capital expenditures versus the prior year period.

2023 Outlook

For 2023, KMI budgeted net income attributable to KMI of $2.5 billion ($1.12 per share) and dividends of $1.13 per share, a 2% increase from the dividends declared for 2022. The company also budgeted 2023 DCF of $4.8 billion ($2.13 per share), Adjusted EBITDA of $7.7 billion and to end 2023 with a Net Debt-to-Adjusted EBITDA ratio of 4.0 times, well below our long-term target of 4.5 times.

We expect to finish 2023 slightly below our plan on a full-year basis, due to lower than expected commodity prices, delayed RNG projects and higher pipeline integrity expense. So far, crude oil and natural gas prices have been below our full year 2023 budget assumptions of $85 per barrel and $5.50 per MMBtu, respectively, and our natural gas liquids (NGL) to crude ratio has been below the CO2 segment’s budgeted ratio of 45%. We continue to see strong performance in our overall business partially offsetting these headwinds.

This press release includes Adjusted Earnings and DCF, in each case in the aggregate and per share, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, free cash flow (FCF) and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s financial performance was up in the third quarter of 2023 relative to the third quarter of 2022, primarily on higher contributions from our Texas Intrastate system, Midcontinent Express Pipeline, and El Paso Natural Gas (EPNG), partially offset by lower contributions from our Eagle Ford gathering system assets,” said KMI President Tom Martin.

Natural gas transport volumes were up 5% compared to the third quarter of 2022, primarily from increases on EPNG due to returning a pipeline to service and the retirement of a coal-fired power plant, and across other assets due to higher volumes delivered to power generation, LNG facilities and industrial customers. Natural gas gathering volumes were up 11% from the third quarter of 2022 across most of our systems.

“Contributions from the Products Pipelines business segment were up compared to the third quarter of 2022 due to improved pricing and rate escalations. Total refined products volumes were up slightly compared to the third quarter of 2022. Crude and condensate volumes were also up 5%,” Martin said. “Gasoline volumes were up 1% compared to the third quarter of 2022 while diesel volumes were down 2%. Jet fuel volumes continued to rebound, up 5% versus the third quarter of 2022.

“Terminals business segment earnings were up compared to the third quarter of 2022. Earnings contributions from our Jones Act tanker business were meaningfully higher compared to the prior year period on higher average charter rates. The fleet remains fully contracted under term charter agreements. Contributions from our liquids terminals were up versus the prior year period, benefiting from higher utilization across the network, higher volumes across our Houston Ship Channel hub and improving tank lease rates at our Carteret, New Jersey facility,” continued Martin. “Contributions from our bulk terminals were down modestly, as growth projects and contractual rate escalations on petroleum coke were more than offset by lower earnings from coal.

“CO2 business segment earnings were down compared to the third quarter of 2022, primarily due to lower realized NGL and CO2 prices and volumes and higher power costs, partially offset by contributions from the RNG business in our Energy Transition Ventures group. Our realized weighted average NGL price for the quarter was down 18% from the third quarter of 2022 at $30.74 per barrel and our realized weighted average CO2 prices were down $0.21 or 13%,” said Martin. “NGL sales volumes net to KMI were down 8% versus the third quarter of 2022. CO2 sales volumes were down 7% on a net-to-KMI basis compared to the third quarter of 2022. Crude volumes for the year are forecasted to be above plan, a remarkable achievement given the impact of an extended outage at SACROC in the first quarter.”

Other News

Corporate
•During the third quarter, KMI repurchased approximately 4 million shares for approximately $73 million at an average price of $16.77 per share. Year-to-date through October 17, KMI has repurchased approximately 28 million shares for approximately $472 million at an average price of $16.58 per share, leaving $1.6 billion in remaining authorized capacity for additional share repurchases.

Natural Gas Pipelines
•Construction is nearly complete on the project to expand PHP’s capacity by approximately 550 MMcf/d, increasing natural gas deliveries from the Permian to U.S. Gulf Coast markets. The project remains on track for an expected in-service date of December 2023. PHP is jointly owned by subsidiaries of KMI, Kinetik Holdings Inc. and Exxon Mobil Corporation. KMI is the operator of PHP.

•Construction continues on KMI’s Markham Storage Expansion project that will expand the working gas storage capacity at our Markham Storage facility (Markham) in Matagorda County along the Texas Gulf Coast. The project involves adding an additional cavern at Markham to provide more than 6 Bcf of incremental working gas storage capacity and 650 MMcf/d of incremental withdrawal capacity on KMI’s extensive Texas intrastate system. Shippers have subscribed to most of the available capacity under long-term agreements, and commercial in-service for the project is expected in the first quarter of 2024.

•Construction is nearing completion on Kinder Morgan Tejas Pipeline LLC’s (Tejas) project to expand its Eagle Ford natural gas transportation system to deliver nearly 2 Bcf/d of Eagle Ford production to Gulf Coast markets. As part of the approximately $237 million project,

Tejas is constructing an approximately 67-mile, 42-inch pipeline from KMI’s existing Kinder Morgan Texas Pipeline compressor station near Freer, Texas to the Tejas pipeline system near Sinton, Texas. The project is expected to be in service in November 2023.

•On September 8, 2023, Tennessee Gas Pipeline (TGP) and Southern Natural Gas (SNG) received FERC authorization to commence construction on phase 2 of the Evangeline Pass project, which will enable the pipeline systems to jointly provide an additional 1.1 Bcf/d of natural gas transportation capacity to Venture Global’s proposed Plaquemines LNG facility. Construction activities are also ongoing for phase 1 of the project, which includes general operational upgrades enabling TGP to provide approximately 900 MMcf/d of natural gas transportation capacity to Venture Global’s facility. Upon completion, the two-phase $672 million project, involving modifications and enhancements to portions of the TGP and SNG systems in Mississippi and Louisiana, will result in the delivery of the full project volumes to the facility. The expected in-service dates for each phase will be aligned with Venture Global’s in-service dates.

•Wyoming Interstate Company, LLC, has developed two egress projects to access the growing supply from the Bakken formation. The first project will add approximately 92 MMcf/d of Bakken export transportation capacity from leases on Big Horn Gas Gathering and Fort Union Gas Gathering (FUGG). The second project will add approximately 300 MMcf/d of Bakken export transportation capacity from leases on FUGG, Northern Border Pipeline Company and Bison Pipeline. All of this capacity is backed by long-term commitments from creditworthy shippers. The first project is expected to be in service in the fourth quarter of 2023, while the second project is scheduled to be in service in the first quarter of 2026.

•NGPL filed an application with FERC today for the construction of its Texas Louisiana Expansion Project, which will increase the pipeline system’s capacity by approximately 300 MMcf/d. The approximately $118 million project (KMI’s share: approximately $44 million) involves new and upgraded facilities at two existing compressor stations on the NGPL system to increase natural gas deliveries from the growing Haynesville, Permian and Eagle Ford supply basins to new and existing markets along NGPL’s Louisiana Line in Texas and Louisiana. Pending the timely receipt of required approvals, the target in-service date for the project is anticipated to be mid-2026.

Terminals
•Long-lead materials have been ordered for KMI’s latest expansion to the company’s industry-leading renewable diesel and sustainable aviation fuel feedstock storage and logistics offering in its lower Mississippi River hub. The scope of work at its Geismar River Terminal in Geismar, Louisiana includes construction of multiple tanks totaling approximately 250,000 barrels of heated storage capacity as well as various marine, rail and pipeline infrastructure improvements. At the customer’s direction, additional modal and product blending capabilities have been added to the project scope, with a corresponding increase in fees. The now approximately $54 million Geismar River Terminal project, which is supported by a long-term commercial commitment, is expected to be in service by the fourth quarter of 2024.

•Commissioning is complete on two vapor recovery units (VRU) that are being installed as part of the previously announced VRU project at KMI’s refined products terminal hub along the Houston Ship Channel. Commissioning of the balance of the VRUs is expected to be complete in the fourth quarter of 2023. The approximately $64 million investment addresses emissions related to product handling activities at KMI’s Galena Park and Pasadena terminals and will generate an attractive return on invested capital. The expected Scope 1 & 2 CO2 equivalent emissions reduction across the combined facilities represent a 38% reduction in total facility greenhouse gas emissions versus 2019 (pre-pandemic) emissions.

•In the third quarter of 2023, KMI commissioned a new 30,000-barrel butane sphere at its Pasadena Terminal in Pasadena, Texas, which connects to existing inbound pipeline supply sources as well as the terminal’s in-plant butane distribution system. The sphere provides an efficient, ratable means for KMI to meet storage customers’ significant and growing butane demand for in-tank gasoline blending. The approximately $25 million project was completed on time and on budget.

Energy Transition Ventures
•The Liberty landfill RNG facility began commercial in-service on October 3, 2023, while the Prairie View facility is expected to begin commissioning in the fourth quarter of 2023. Together with the completed Twin Bridges landfill RNG facility, these three projects will add approximately 3.9 Bcf to KMI’s total annual RNG capacity.

•KMI continues to make progress on the previously announced conversion of the Autumn Hills, Michigan, landfill gas site to an RNG facility. The site is expected to be placed in service in the second quarter of 2024 with a capacity of 0.8 Bcf of RNG annually.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 82,000 miles of pipelines, 140 terminals, 700 billion cubic feet of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 5.4 Bcf per year with an additional 1.5 Bcf in development. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, October 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

Non-GAAP Financial Measures

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, 4, and 6.) We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below).

The following table summarizes our Certain Items for the three and nine months ended September 30, 2023 and 2022.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In millions)
Certain Items
Fair value amortization	$—	$(4)	$—	$(11)
Legal, environmental and other reserves	—	23	—	23
Change in fair value of derivative contracts (1)	37	(6)	(93)	49
Loss on impairment	—	—	67	—
Income tax Certain Items (2)	(7)	(20)	6	(35)
Other	—	6	—	24
Total Certain Items (3)(4)	$30	$(1)	$(20)	$50

Notes
(1)	Gains or losses are reflected when realized.
(2)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.

(3)	Amounts for the periods ending September 30, 2023 and 2022 include the following amounts reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income: (i) $1 million and $(1) million for the three-month periods, respectively, and none and $4 million for the nine-month periods, respectively, included within “Change in fair value of derivative contracts” and (ii) $67 million for the 2023 nine-month period only included within “Loss on impairment” for a non-cash impairment related to our investment in Double Eagle Pipeline LLC in our Products Pipelines business segment.
(4)	Amounts for the periods ending September 30, 2023 and 2022 include, in aggregate, $3 million and $15 million for the three-month periods, respectively, and $(10) million and $(46) million for the nine-month periods, respectively, included within “Interest, net” on the accompanying Preliminary Consolidated Statements of Income which consist of (i) $(4) million for the 2022 three-month period and $(11) million for the 2022 nine-month period of “Fair value amortization” and (ii) $3 million and $19 million for the three-month periods, respectively, and $(10) million and $(35) million for the nine-month periods, respectively, of “Change in fair value of derivative contracts.”

Adjusted Earnings is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us, investors and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items, and further for DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also adjust amounts from joint ventures for income taxes, DD&A, cash taxes and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure used by us, investors and other external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate economic earnings after paying interest expense, paying cash taxes and expending sustaining capital. DCF provides additional insight into the specific costs associated with our assets in the current period and facilitates period-to-period comparisons of our performance from ongoing business activities. DCF is also used by us, investors, and other external users to compare the performance of companies across our industry. DCF per share serves as the primary financial performance target for purposes of annual bonuses under our annual incentive compensation program and for performance-based vesting of equity compensation grants under our long-term incentive compensation program. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 4.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 3 and 6.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 3, and 6.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts from Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 7.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy evolution-related opportunities; KMI’s 2023 expectations; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2022 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2023	2022		2023	2022
Revenues	$3,907	$5,177		$11,296	$14,621
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	1,405	2,717		3,591	7,294
Operations and maintenance	738	712		2,062	1,960
Depreciation, depletion and amortization	561	551		1,683	1,632
General and administrative	162	162		497	470
Taxes, other than income taxes	106	113		319	340
Gain on divestitures and impairments, net	(3)	(9)		(16)	(30)
Other income, net	—	—		(2)	(6)
Total operating costs, expenses and other	2,969	4,246		8,134	11,660
Operating income	938	931		3,162	2,961
Other income (expense)
Earnings from equity investments	234	195		607	564
Amortization of excess cost of equity investments	(18)	(19)		(54)	(57)
Interest, net	(457)	(399)		(1,345)	(1,087)
Other, net	3	21		7	63
Income before income taxes	700	729		2,377	2,444
Income tax expense	(145)	(134)		(509)	(512)
Net income	555	595		1,868	1,932
Net income attributable to NCI	(23)	(19)		(71)	(54)
Net income attributable to Kinder Morgan, Inc.	$532	$576		$1,797	$1,878
Class P Shares
Basic and diluted earnings per share	$0.24	$0.25	(4)%	$0.80	$0.83	(4)%
Basic and diluted weighted average shares outstanding	2,230	2,253	(1)%	2,238	2,262	(1)%
Declared dividends per share	$0.2825	$0.2775	2%	$0.8475	$0.8325	2%
Adjusted Earnings (1)	$562	$575	(2)%	$1,777	$1,928	(8)%
Adjusted Earnings per share (1)	$0.25	$0.25	—%	$0.79	$0.85	(7)%

Notes
(1)	Adjusted Earnings is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items; see Table 2 for a reconciliation. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings and DCF Reconciliations
(In millions, except per share amounts, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings	2023	2022		2023	2022
Net income attributable to Kinder Morgan, Inc.	$532	$576	(8)%	$1,797	$1,878	(4)%
Certain Items (1)
Fair value amortization	—	(4)		—	(11)
Legal, environmental and other reserves	—	23		—	23
Change in fair value of derivative contracts	37	(6)		(93)	49
Loss on impairment	—	—		67	—
Income tax Certain Items	(7)	(20)		6	(35)
Other	—	6		—	24
Total Certain Items	30	(1)	3,100%	(20)	50	(140)%
Adjusted Earnings	$562	$575	(2)%	$1,777	$1,928	(8)%

Preliminary Net Income Attributable to Kinder Morgan, Inc. to DCF
Net income attributable to Kinder Morgan, Inc.	$532	$576	(8)%	$1,797	$1,878	(4)%
Total Certain Items (2)	30	(1)	3,100%	(20)	50	(140)%
DD&A	561	551		1,683	1,632
Amortization of excess cost of equity investments	18	19		54	57
Income tax expense (3)	152	154		503	547
Cash taxes	(1)	(3)		(10)	(12)
Sustaining capital expenditures	(242)	(207)		(593)	(498)
Amounts from joint ventures
Unconsolidated JV DD&A	80	89		241	242
Remove consolidated JV partners' DD&A	(16)	(12)		(47)	(34)
Unconsolidated JV income tax expense (4)(5)	24	13		70	54
Unconsolidated JV cash taxes (4)	(21)	(12)		(73)	(51)
Unconsolidated JV sustaining capital expenditures	(43)	(38)		(118)	(89)
Remove consolidated JV partners' sustaining capital expenditures	2	2		6	6
Other items (6)	18	(9)		51	(29)
DCF	$1,094	$1,122	(2)%	$3,544	$3,753	(6)%
Weighted average shares outstanding for dividends (7)	2,244	2,267		2,251	2,275
DCF per share	$0.49	$0.49	—%	$1.57	$1.65	(5)%
Declared dividends per share	$0.2825	$0.2775		$0.8475	$0.8325

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	See “Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings” above for a detailed listing.
(3)	To avoid duplication, adjustments for income tax expense for the periods ended September 30, 2023 and 2022 exclude $(7) million and $(20) million for the three-month periods, respectively, and $6 million and $(35) million for the nine-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(5)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above. See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Includes non-cash pension expense, non-cash compensation associated with our restricted stock program and pension contributions.
(7)	Includes restricted stock awards that participate in dividends.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended September 30,		% change	Nine Months Ended September 30,		% change
	2023	2022		2023	2022
Net income attributable to Kinder Morgan, Inc.	$532	$576	(8)%	$1,797	$1,878	(4)%
Certain Items (1)
Fair value amortization	—	(4)		—	(11)
Legal, environmental and other reserves	—	23		—	23
Change in fair value of derivative contracts	37	(6)		(93)	49
Loss on impairment	—	—		67	—
Income tax Certain Items	(7)	(20)		6	(35)
Other	—	6		—	24
Total Certain Items	30	(1)		(20)	50
DD&A	561	551		1,683	1,632
Amortization of excess cost of equity investments	18	19		54	57
Income tax expense (2)	152	154		503	547
Interest, net (3)	454	384		1,355	1,133
Amounts from joint ventures
Unconsolidated JV DD&A	80	89		241	242
Remove consolidated JV partners' DD&A	(16)	(12)		(47)	(34)
Unconsolidated JV income tax expense (4)	24	13		70	54
Adjusted EBITDA	$1,835	$1,773	3%	$5,636	$5,559	1%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	To avoid duplication, adjustments for income tax expense for the periods ended September 30, 2023 and 2022 exclude $(7) million and $(20) million for the three-month periods, respectively, and $6 million and $(35) million for the nine-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(3)	To avoid duplication, adjustments for interest, net for the periods ended September 30, 2023 and 2022 exclude $3 million and $15 million for the three-month periods, respectively, and $(10) million and $(46) million for the nine-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,179	$1,135	$3,929	$3,453
Certain Items (2)
Legal, environmental and other reserves	—	23	—	23
Change in fair value of derivative contracts	20	(5)	(99)	89
Other	—	6	—	24
Natural Gas Pipelines Adjusted Segment EBDA	$1,199	$1,159	$3,830	$3,589

Products Pipelines Segment EBDA	$311	$257	$780	$855
Certain Items (2)
Change in fair value of derivative contracts	2	—	3	—
Loss on impairment	—	—	67	—
Products Pipelines Adjusted Segment EBDA	$313	$257	$850	$855

Terminals Segment EBDA	$259	$240	$774	$731

CO2 Segment EBDA	$163	$215	$510	$619
Certain Items (2)
Change in fair value of derivative contracts	12	(20)	13	(5)
CO2 Adjusted Segment EBDA	$175	$195	$523	$614

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, gain on divestitures and impairments, net, other income, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See “Non-GAAP Financial Measures—Certain Items.”

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Natural Gas Pipelines (1)
Transport volumes (BBtu/d)	40,201	38,274	39,884	38,349
Sales volumes (BBtu/d)	2,574	2,469	2,306	2,521
Gathering volumes (BBtu/d)	3,474	3,128	3,424	2,948
NGLs (MBbl/d)	35	24	34	29
Products Pipelines (MBbl/d)
Gasoline (2)	1,002	989	985	982
Diesel fuel	362	368	349	370
Jet fuel	292	278	285	262
Total refined product volumes	1,656	1,635	1,619	1,614
Crude and condensate	490	467	481	477
Total delivery volumes (MBbl/d)	2,146	2,102	2,100	2,091
Terminals (1)
Liquids leasable capacity (MMBbl)	78.7	78.2	78.7	78.2
Liquids leased capacity %	94.6%	90.8%	93.6%	90.9%
Bulk transload tonnage (MMtons)	12.6	13.4	39.7	40.0
CO2 (1)
SACROC oil production	19.59	19.91	20.10	19.62
Yates oil production	6.66	6.43	6.65	6.52
Other	2.52	3.10	2.80	3.21
Total oil production - net (MBbl/d) (3)	28.77	29.44	29.55	29.35
NGL sales volumes - net (MBbl/d) (3)	8.98	9.74	8.79	9.47
CO2 sales volumes - net (Bcf/d)	0.311	0.335	0.338	0.352
Realized weighted average oil price ($ per Bbl)	$67.60	$66.34	$67.49	$67.91
Realized weighted average NGL price ($ per Bbl)	$30.74	$37.68	$31.87	$41.01

CO2 Segment Hedges	Remaining 2023	2024	2025	2026	2027
Crude Oil (4)
Price ($ per Bbl)	$65.66	$65.04	$63.19	$65.16	$64.14
Volume (MBbl/d)	26.90	20.40	11.45	8.60	2.60
NGLs
Price ($ per Bbl)	$49.95	$53.72
Volume (MBbl/d)	5.11	2.68

Notes
(1)	Volumes for acquired assets are included for all periods, however, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	September 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$80	$745
Other current assets	2,353	3,058
Property, plant and equipment, net	35,944	35,599
Investments	7,674	7,653
Goodwill	19,965	19,965
Deferred charges and other assets	2,846	3,058
Total assets	$68,862	$70,078
Liabilities and Stockholders' Equity
Short-term debt	$3,130	$3,385
Other current liabilities	3,121	3,545
Long-term debt	27,863	28,288
Debt fair value adjustments	8	115
Other	3,159	2,631
Total liabilities	37,281	37,964
Other stockholders' equity	30,676	31,144
Accumulated other comprehensive loss	(418)	(402)
Total KMI stockholders' equity	30,258	30,742
Noncontrolling interests	1,323	1,372
Total stockholders' equity	31,581	32,114
Total liabilities and stockholders' equity	$68,862	$70,078

Net Debt (1)	$30,927	$30,936

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	September 30,	December 31,
	2023	2022
Net income attributable to Kinder Morgan, Inc.	$2,466	$2,548
Total Certain Items (3)	18	88
DD&A	2,237	2,186
Amortization of excess cost of equity investments	72	75
Income tax expense (4)	703	747
Interest, net (4)	1,746	1,524
Amounts from joint ventures
Unconsolidated JV DD&A	322	323
Less: Consolidated JV partners' DD&A	(62)	(50)
Unconsolidated JV income tax expense	91	75
Adjusted EBITDA	$7,593	$7,516

Net Debt-to-Adjusted EBITDA	4.1	4.1

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $(14) million and $(8) million as of September 30, 2023 and December 31, 2022, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$532	$576	$1,797	$1,878
Net income attributable to noncontrolling interests	23	19	71	54
DD&A	561	551	1,683	1,632
Amortization of excess cost of equity investments	18	19	54	57
Deferred income taxes	141	130	495	499
Earnings from equity investments	(234)	(195)	(607)	(564)
Distribution of equity investment earnings (1)	205	200	572	548
Working capital and other items (2)	40	(385)	104	(541)
Cash flow from operations	1,286	915	4,169	3,563
Capital expenditures (GAAP)	(647)	(365)	(1,689)	(1,144)
FCF	639	550	2,480	2,419
Dividends paid	(634)	(629)	(1,898)	(1,876)
FCF after dividends	$5	$(79)	$582	$543

Notes
(1)	Periods ended September 30, 2023 and 2022 exclude distributions from equity investments in excess of cumulative earnings of $48 million and $22 million for the three-month periods, respectively, and $166 million and $126 million for the nine-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.
(2)	Includes non-cash impairments recognized. See table included in “Non-GAAP Financial Measures—Certain Items” for more information.